Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investors:
Rick Nordvold

Golf Galaxy, Inc.

952-941-8848

Investors and media:

Susan Eich

For Golf Galaxy, Inc.

612-285-4188

Media:

Patty Gibbs

For Golf Galaxy, Inc.

651-653-7302

GOLF GALAXY TO ACQUIRE THE GOLFWORKS

Company to Host Conference Call Feb. 16 to Discuss Acquisition

EDEN PRAIRIE, Minn. – (Feb. 15, 2006) – Golf Galaxy, Inc. (Nasdaq: GGXY), the interactive golf superstore offering Everything for the Game®, announced today that it has signed an agreement to purchase The GolfWorks®, one of the golf industry’s most complete sources for golf club components, clubmaking tools and supplies, and technical information. The acquisition is expected to close in early March.

The purchase price, subject to customary closing adjustments, consists of a combination of approximately $4 million in cash; Golf Galaxy common stock valued at approximately $4.5 million; and warrants to purchase 150,000 shares of Golf Galaxy common stock, valued at approximately $1.5 million. In addition, Golf Galaxy will assume approximately $5 million in debt from The GolfWorks. The GolfWorks had fiscal 2005 net sales of approximately $24.5 million. Golf Galaxy said it expects the transaction to be neutral to earnings per share in fiscal 2007 and accretive to earnings per share beginning in fiscal 2008.

“The acquisition of The GolfWorks will enhance the performance and productivity of our stores by adding new products and a new customer base, reinforcing our ‘Everything for the Game’ strategy. In addition, The GolfWorks’ capabilities will help us grow our direct business,” said Randy Zanatta, president and chief executive officer of Golf Galaxy. “We believe this is a great opportunity to build on the success that The GolfWorks has achieved and grow both of our brands.”

The GolfWorks operates a direct-to-consumer business through its catalogs and its ecommerce site, selling both proprietary components and brand name shafts and grips. Founded by Ralph Maltby in 1976, The GolfWorks, based in Newark, Ohio, has been manufacturing and distributing golf clubs, machines, gauges, tools and supplies worldwide to golf club repair shops, golf professionals, manufacturers, custom clubmakers and hobbyists for 30 years.

Maltby is recognized throughout the golf industry as a technical expert. His books have been the standard teaching manuals for the Professional Golfers’ Association of America for the past 28 years. In 2002 Maltby developed the proprietary Maltby Playability FactorTM, a clubhead rating process that objectively identifies specific clubhead performance characteristics and separates all models into five distinct playability levels. Maltby also has produced a comprehensive video series on various aspects of clubmaking, design, repair and fitting.

In addition to its domestic operations, which include an assembly and distribution center, and customer contact center, The GolfWorks has an operating division in Ontario, Canada. The GolfWorks has approximately 100 full- and part-time employees, all of whom will be retained with the acquisition. Following the close of the acquisition, Ralph Maltby, founder and chairman of the board of The GolfWorks, and Mark McCormick, its chief executive officer, will join Golf Galaxy’s management team. The GolfWorks will operate as a wholly owned subsidiary of Golf Galaxy.

“This is an exciting new chapter for The GolfWorks,” said Maltby. “We look forward to sharing our technical expertise with the Golf Galaxy team, extending The GolfWorks brand to brick and mortar retail stores, and working together to develop additional product and service offerings for golfers of all skill levels.”

Although several Golf Galaxy stores and GolfGalaxy.com currently offer The GolfWorks’ assortment of tools, components, shafts and grips, following the acquisition, Golf Galaxy plans to offer a greater selection of these items both online and in its stores. Golf Galaxy plans to feature The GolfWorks “store in a store” concept in 29 of its stores by mid-May and in all of its stores by this fall.

Conference Call and Webcast

Golf Galaxy will conduct a conference call at 9 a.m. CST , Feb. 16, 2006. Interested parties may listen to the call by dialing 800-299-7089 or international 617-801-9714 (passcode: 72651366). A live webcast will also be available on www.GolfGalaxy.com. Interested parties should dial into the conference call or access the webcast approximately 10-15 minutes before the scheduled start time. A replay will be available approximately one hour after the conference call concludes and will remain available through Feb. 23. The replay number is 888-286-8010 or international 617-801-6888 (passcode: 31655769). The webcast will be archived on www.GolfGalaxy.com for approximately one year.

About The GolfWorks

The GolfWorks is the golf industry’s most complete source for golf club components, clubmaking tools and supplies, and technical information. Located in Newark, Ohio, The GolfWorks, also known as Ralph Maltby Enterprises, Inc., has been providing clubmakers and other golf equipment experts with a complete complement of proprietary clubhead designs and a full selection of brand name shafts and grips for 30 years. For more information visit www.GolfWorks.com.

About Golf Galaxy, Inc.

Golf Galaxy, Inc., based in Eden Prairie, Minn., owns and operates golf specialty retail stores. The company currently operates 49 stores in 23 states and an ecommerce website. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. For more information visit www.GolfGalaxy.com

Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; and loss of key management. Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s prospectus in its Form S-1 Registration Statement on file with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.